Exhibit 10.2

INDEPENDENT CONSULTING SERVICES AGREEMENT

THIS CONSULTING AGREEMENT is dated this 1 day of November, 2007 (the “Effective Date”) by and between UNITED HEREITAGE CORPORATION, a Company duly incorporated pursuant to the laws of the state of Utah and having an office at 1310 West Wall Street, Suite A, Midland, TX 79701 (the “Company”) and GWB Petroleum Consultants Ltd., a Canadian corporation with an office at 2911 Lindstrom Dr. S.W. Calgary, Alberta, T3E-6E5, Canada (the “GWB”)

WHEREAS:

A.  The Company is a public company, the shares of which trade on NASDAQ;

B.  The Company wishes to obtain the services of GWB to provide the Company with a Vice President, Engineering and Production and GWB wishes to provide these officer services to the Company in the capacity of an independent contractor.

C.  GWB has identified Geoffrey William Beatson to the Company to fulfill the role of Vice President, Engineering and Production (“Beatson” and or the “VPEP”) and has represented to the Company that he has the necessary qualifications to operate the Company as its VPEP;

NOW THEREFORE, in consideration of the recitals, the following representations and covenants and for other good and reliable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties hereto covenant and agree as follows:

1. ENGAGEMENT OF GWB AND APPOINTMENT OF VPEP

1.1   The Company hereby engages GWB and GWB is hereby providing Beatson to function as the Company’s VPEP and Beatson, by executing this Agreement on the signature page hereof, hereby obligates himself, on behalf of GWB, to act as the Company’s VPEP subject to the terms and conditions of this Agreement.

2. SERVICES OF GWB

2.1 During the Term (as defined below), the VPEP shall perform all duties customarily performed by a person with like title and position in a small publicly-held corporation engaged in a business similar to the Company’s business. (collectively, the “Services”).  The parties agree that the Services will require an average of between 100 and 200 hours of Beatson’s time per month.

2.2 GWB and the VPEP shall at all times and in all respects do their utmost to enhance and develop the business interests and welfare of the Company.

2.3 The VPEP shall be subject to such supervision as may be imposed by the Company in its sole discretion and GWB shall cause the VPEP to furnish regular reports and any other data and information relating to the Services as may, from time to time, be requested by the Company.

3. COMPENSATION

3.1  For providing the Services, the Company shall pay the GWB $550 per day (the “Per Diem Rate”) until January 1, 2008 then the amount shall be $12,000 per month (the “Monthly Fee”). The Per Diem Rate and the Monthly Fee shall be payable on the first of each month during the term of this Agreement and shall be payable at GWB’s address set forth above. GWB’s annual compensation shall be evaluated annually on the anniversary of the Effective Date.

3.2  The Company hereby grants to the GWB warrants to purchase (i) 250,000 shares of common stock at $2.00 per share which warrants will vest upon the completion of a Successful Pilot, as that term is defined below; (ii) warrants to purchase 250,000 shares of common stock at $2.00 per share which warrants will vest when the 30 day average production reaches 1,000 barrels of oil equivalent per day (“boe/d” @ 6:1); (iii) warrants to purchase 250,000 shares of common stock at $2.50 per share which warrants will vest when the average production reaches 2,000 boe/d; and (iv) warrants to purchase 250,000 shares of common stock at $3.00 per share which warrants will vest when the average production reaches 3,000 boe/d. For purposes of this Agreement, the term “Successful Pilot” means, the announcement by the Company that it is moving forward with a development program based upon the results of the pilot program of the Wardlaw Field.

3.3  The vesting of the warrants set forth above shall be subject to the provisions of Section 9 hereunder.

3.4 Upon completion of the first year of this Agreement and provided it is not terminated in accordance with the terms hereof, the Company shall pay GWB a renewal bonus, payable in common stock of the Company (the “Stock Bonus”). The number of shares comprising the Stock Bonus that GWB shall be entitled to receive shall be based upon the cash compensation received by GWB during the first year of this Agreement with the number of shares comprising the Stock Bonus based upon the closing price of the Company’s shares of common stock on the last day of the year to which the Stock Bonus is applicable. GWB shall be entitled to an additional Stock Bonus at the end of the second year of this Agreement based upon the annual compensation received by GWB in the second year of this Agreement computed on the same basis as the computation of the Stock Bonus for the first year of this Agreement.

3.5 GWB shall be responsible for the payment of all taxes to the Internal Revenue Service as will as any taxes payable in the United States, including taxes payable to any state or local jurisdiction. GWB indemnifies the Company with respect to the payment of any and all taxes owing and due for any cash compensation, stock compensation or stock bonus compensation.

3.6  In the event of a transaction contemplated in Section 9 hereof which results in the termination of this Agreement, GWB shall receive a 12 month severance package payable upon the effective date of the transaction and only as to the cash portion of GWB’s annual compensation.

4. BUSINESS EXPENSES

4.1  The Company shall reimburse GWB and/or the VPEP in accordance with the Company’s policies for all reasonable business and travel expenses actually and properly incurred by the Company in connection with GWB’s and/or VPEP’s duties hereunder. Such reimbursement is subject to GWB and/or the VPEP keeping proper accounts and furnishing to the Company, within a reasonable time after the expenses are incurred, all applicable statements, vouchers and other evidence of expenses in such form as the Company may reasonably require.

5. TERM AND RENEWAL

5.1  The term of this Agreement shall commence on the Effective Date and terminate two (2) years from the date hereof, unless renewed or extended by the parties in writing (the “Term”).

6. TERMINATION

6.1 This Agreement and the Term shall terminate automatically two (2) years from the date hereof, without any prior notice or any payment to GWB or upon the death or permanent incapacity of the VPEP.

6.2 The Company may terminate GWB’s engagement under this Agreement at any time upon the occurrence of any of the following events. (a) the VPEP acting unlawfully, dishonestly, negligently, incompetently or in bad faith; (b) the conviction of the VPEP of a felony; (c) the VPEP becoming permanently disable or disabled for a period exceeding 90 consecutive days or 90 days calculated on a cumulative basis during the Term of this Agreement; or (d) the breach or default of any term of this agreement by GWB and/or the VPEP if such breach or default has not been remedied to the reasonable satisfaction of the Company within 30 days after written notice of the breach or default has been delivered by the Company to GWB.

6.3 GWB may terminate its obligations under this Agreement upon the default or breach of any term of this Agreement by the Company if such breach or default has not been remedied or is not being remedied to the reasonable satisfaction of GWB within 30 days after written notice of the breach or default has been delivered by GWB to the Company.

6.4 In the event of the termination of GWB’s engagement under this Agreement as set forth in Section 6.2, GWB will be entitled only to the cash compensation and stock compensation earned by GWB hereunder as of the date of such termination.

7. CONFIDENTIALITY

7.1  GWB acknowledges and agrees that in the performance of its obligations under this Agreement it and/or the VPEP may obtain knowledge of Confidential Information (as defined below) relating to the business or affairs of the Company and/or its affiliated companies (the “Affiliated Companies”).  GWB and the VPEP shall not, without the prior written consent of the Company, either during the Term or for a period of 12 months thereafter: (a) use or disclose any Confidential Information outside of the Company or the Affiliated Companies; (b) except in undertaking the Services, remove or aid in the removal from the premises of the Company or any of the Affiliated Companies any Confidential Information or any property or material relating thereto; or (c) use the Confidential Information for any purpose other than in performing the Services.

7.2   GWB shall exercise and insure that the VPEP exercises a reasonable degree of care in safeguarding the aforementioned Confidential Information against loss, theft, or other inadvertent disclosure, and further agrees to take all reasonable steps necessary to ensure the maintenance of confidentiality.

7.3  Upon the termination of this Agreement, or upon the Company’s earlier request, GWB and/or the VPEP shall promptly deliver to the Company all of the Confidential Information that GWB and/or the VPEP may have in its and/or his possession or control.

7.4 In this Agreement, “Confidential Information” shall mean any information or knowledge including, without limitation, any document, materials, formula, pattern, design, system, program, device, software, plan, process, know how, research, discovery, strategy, method, idea, client list, marketing strategy or employee compensation, or copies or adaptations thereof, that: (a) relates to the business or affairs of the Company and/or the Affiliated Companies; (b) is private or confidential in that it is not generally known or available to the public; and (c) gives or would give the Company and/or the Affiliated Companies an opportunity to obtain an advantage over competitors who do not know of or use it.

7.5  Confidential Information shall specifically not include anything that: (a) is in or enters lawfully into the public domain other than as a result of a disclosure by GWB and/or the VPEP; (b) becomes available to GWB and/or VPEP on a non-confidential basis from a source other than the Company, or any of its representatives, and that source was not under any obligation of confidentiality; or (c) GWB is required to disclose pursuant to an order of a court of competent jurisdiction or by the operation of law; provided that, GWB and/or the VPEP provides prompt prior written notice to the Company of such required disclosure and of the action which is proposed to be taken in response.  In such an event, and only after GWB and/or VPEP shall have made a reasonable effort to obtain a protective order or other reliable assurance affording such information confidential treatment, GWB and/or the VPEP shall furnish only that portion of the Confidential Information which he is required to disclose.

8. NON-SOLICITATION

8.1 GWB and VPEP covenant, undertake and agree with the Company that during the Term and for a period of one year from the date of expiration or termination of this Agreement for any reason whatsoever, they shall not, on their own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, offer employment to or solicit the employment of or otherwise entice away from the employment of the Company or any of the Affiliated Companies, any individual who is employed or engaged by the Company or any of the Affiliated Companies at the date of expiration or termination of this Agreement or who was employed or engaged by the Company or any of the Affiliated Companies within the one year period immediately preceding the date of expiration or termination of this Agreement, as applicable.

8.2   GWB and the VPEP acknowledge and agree that the above restriction on non-solicitation is reasonable and necessary for the proper protection of the businesses, property and goodwill of the Company and the Affiliated Companies.

9. COMBINITION; CHANGE OF CONTROL; LIQUIDATION

9.1  (i) In the event of a Combination or Change of Control, as those terms are defined below, all unvested warrants of GWB will immediately vest and shall have the right to receive upon exercise of their Warrants and payment of the exercise price, subject in all cases to completion of a Successful Pilot, the kind and amount of shares of capital stock or other securities or property which it would have been entitled to receive upon or as a result of such Combination or Change of Control had such Warrants been exercised immediately prior to such event. The Company shall provide that the surviving or acquiring Person in such Combination will assume by written instrument the obligations hereunder and the obligations to deliver to GWB such shares of stock, securities or assets as, in accordance with the foregoing provisions, it may be entitled to acquire. “Combination” means an event in which the Company consolidates with, merges with or into, or sells all or substantially all of its assets to another Person or a transaction pursuant to which the Company is not the surviving entity, where “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity. “Change of Control” shall mean the sale of all or substantially all of the assets of the Company to any other person. In the event of a Combination where consideration to the holders of Common Stock in exchange for their shares is payable solely in cash or (y) the dissolution, liquidation or winding-up of the Company, GWB shall be entitled to receive, upon surrender of their Warrants, distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of their Warrants, as if the Warrants had been exercised immediately prior to such event, less the Exercise Price.

10. COMPLIANCE WITH LAWS

10.1 The Services undertaken by GWB under this Agreement shall be in full compliance with all applicable laws and consistent with a high degree of business ethics.

11. INDEMNIFICATION

11.1  GWB shall indemnify and save harmless the Company for any demonstrated losses, damages, costs or other amounts, including without limitation reasonable legal fees, suffered or incurred by the Company arising out of third party claims relating to the presence or activities of the GWB and/or the VPEP in performing the Services to the extent that such losses, damages, costs or other amounts are caused by: (a) any breach of GWB’s obligations  herein; and (b) any negligence, willful misconduct or fraud on the part of GWB in performing the Services.

11.2 Subject to GWB’s obligation to indemnify the Company under this Section 10, and provided that GWB has not breached this Section 10, the Company shall indemnify and save harmless GWB and VPEP for any demonstrated losses, damages, costs or other amounts, including without limitation reasonable legal fees, suffered or incurred by GWB and/or the VPEP arising out of third party claims relating to the presence or activities of GWB and/or the VPEP in performing the Services as would reasonably be the case for all directors and officers of the Company.  Any directors’ and officers’ liability insurance coverage currently in place or obtained in the future by the Company will be extended to GWB and the VPEP without charge to GWB and/or the VPEP.

11.3  Neither the Company, GWB or the VPEP shall be liable for any consequential loss, including but not limited to, claims for loss of profit, revenue or capital, loss of use of utilities, equipment or facilities, down-time cost, service interruption, cost of money, injury or damage of any character whatsoever.

12. REMEDIES

12.1  GWB acknowledges and agrees that any breach of this Agreement by him could cause irreparable damage to the Company and/or the Affiliated Companies and that in the event of a breach by GWB, the Company shall have in addition to any and all other remedies at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent any violation by GWB of any of the provisions of this Agreement.  In the event of any such dispute, GWB agrees that the Company shall be entitled, without showing actual damages, to a temporary or permanent injunction restraining the conduct of GWB pending a determination of such dispute and that no bond or other security shall be required from the Company in connection therewith. GWB acknowledges and agrees that the remedies of the Company specified in this Agreement are in addition to and not in substitution for any other rights and remedies of the Company at law or in equity and that all such rights and remedies are cumulative and not alternative or exclusive of any other rights or remedies and that the Company may have recourse to any one or more of its available rights and remedies as it shall see fit.

13. RIGHT OF SET-OFF

13.1  The Company may set-off against the Fees any amount owing to the Company by GWB under this Agreement.

14. RELATIONSHIP

14.1  The Company and GWB each acknowledge and agree that the only relationship between GWB and the Company created by this Agreement shall for all purposes be that of an independent contractor.  The Company shall have no obligation whatsoever to: (a) pay or compensate GWB for (i) taxes of any kind whatsoever that arise out of or with respect to any fee, remuneration or compensation provided to GWB under this Agreement; (ii) holding any position with the Company; (b) providing benefits to GWB relating to: (i) sickness or accident, whether or not resulting from the performance by GWB of his obligations under this Agreement; (ii) retirement or pension benefits; or (iii) any other benefits provided by the Company or any of the Affiliated Companies to any of their employees.

14.2  GWB shall fully indemnify and hold harmless the Company from and against all assessments, claims, liabilities, costs, expenses and damages that the Company and/or any of the Affiliated Companies may suffer or incur with respect to any such taxes or benefits.

15. SURVIVAL OF TERMS

15.1 Sections 8 through 12, inclusive, and this Section 14, shall survive and remain in force notwithstanding the expiration or other termination of this Agreement for any reason whatsoever.  Any expiration or termination of this Agreement shall be without prejudice to any rights and obligations of the parties hereto arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

16. NO ASSIGNMENT

16.1 Neither GWB’s nor the VPEP’s duties and responsibilities under this Agreement are not assignable or delegable in whole or in part. The Company may assign this Agreement to a successor (whether direct or indirect, whether by purchase, merger, consolidation otherwise) to all or substantially all of the business and/or assets of the Company; provided, however, that the Company will require any successor to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined an any successor to its business and/or assets as aforesaid which assumes and agrees to performed this Agreement by operation of law or otherwise.

17. SUCCESSORS AND ASSIGNS

17.1 The Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and permitted assigns.

18. WAIVER

18.1 Any waiver of any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by indulgence, delay or other act, omission or conduct. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

19. GOVERNING LAWS

19.1 Unless otherwise agreed to in writing by the parties, the Agreement shall be governed by and construed in accordance with the laws of the state of Texas and the parties hereto submit to the jurisdiction of the federal and state courts situate in the state of Texas.

20. ARBITRATION

20.1 In the event of any dispute arising in the determination of the compensation to be paid pursuant to Section 3 hereof or of GWB’s compensation as set out in this Agreement, the matter in dispute shall be referred to the auditors of the Company for determination. If the auditors cannot agree on a determination of the matter in dispute within 10 days following the referral to them, the matter in dispute shall be refereed to a single arbitrator under the Arbitration act then in effect federally, and the arbitration shall take place in Edwards County, Texas.

21. FURTHER ASSURANCES

21.1 Each of the parties shall, on request by the other party, execute and deliver or cause to be executed and delivered all such further documents and instruments and do all such further acts and things as the other party may reasonably require to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement and to ensure the completion of the transactions contemplated hereby.

22. NOTICES

22.1  All notices required or permitted under this Agreement shall be in writing and shall be given by delivering such notice or mailing such notice by pre-paid registered mail to the addresses first set forth above or by facsimile transmission to the facsimile number set forth below each parties respective name on the signature page hereof.. Any such notice or other communication shall, if delivered, be deemed to have been given or made and received on the date delivered (or the next business day if the day of delivery is not a business day), and if mailed, shall be deemed to have been given or made and received on the fifth business day following the day on which it was so mailed and if faxed (with confirmation received) shall be deemed to have been given or made and received on the day on which it was so faxed (or the next business day if the day of sending is not a business day).  The parties may give from time to time written notice of change of address in the manner aforesaid.

23. SEVERABILITY

23.1 If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, then to the fullest extent permitted by law: (a) all other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties as nearly as may be possible; and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

24. FORCE MAJEURE

24.1 In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God; fire; casualty; flood; war; strike; lockout; failure of public utilities; injunction or any act, exercise, assertion or requirement of governmental authority; epidemic; destruction of production facilities; riots; insurrection; or any other cause beyond the reasonable control of the party invoking this Section , if such party shall have used its reasonable efforts to avoid such occurrence, such party shall give notice to the other party in writing promptly, and thereupon the affected party’s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

25. COUNTERPARTS AND FACSIMILE

25.1  This Agreement may be executed in one or more counterparts and delivered by facsimile, each of which when so executed shall constitute an original and all of which together shall constitute one and the same agreement.

26. INDEPENDENT LEGAL ADVICE

26.1  The Company has recommended to GWB that it obtain independent legal advice prior to signing this Agreement.   GWB acknowledges that he has received independent legal advice or has waived the opportunity to do so and has elected to proceed without benefit of same.

IN WITNESS WHEREOF this Agreement has been executed as of the Effective Date.

UNITED HERITAGE CORPORATION

By: ___________________________

(Fax No.) (972) 962 4892

GWB PETROLEUM CONSULTANTS LTD.

________________________________
Geoffrey William Beatson, President
(Fax No.) (403) 249-2652

Agreed and Accepted

_________________________
Geoffrey William Beatson